                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                 INFORMATION PURSUANT TO RULES 13d-1 AND 13d-2

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. __)*


                                NCR CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   62886E108
                                 (CUSIP Number)


                                 APRIL 22, 1999
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [     ]    Rule 13d-1(b)

     [  X  ]    Rule 13d-1(c)

     [     ]    Rule 13d-1(d)

Check the following box if a fee is being paid with this statement [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 2 of 23 Pages


CUSIP NO. 62886E108                                                        13G

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Global Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 952,800
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 952,800

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    952,800

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [ ]

11. Percent of Class Represented by Amount in Row (9):
    1.0%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2A

                               Page 3 of 23 Pages


CUSIP NO. 62886E108                                                        13G

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Canadian Balanced Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 19,000
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 19,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    19,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [ ]

11. Percent of Class Represented by Amount in Row (9):
    0.1%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2B

                               Page 4 of 23 Pages


CUSIP NO. 62886E108                                                        13G

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Canadian Equity Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 630,700
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 630,700

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    630,700

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [    ]

11. Percent of Class Represented by Amount in Row (9):
    0.6%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2C

                               Page 5 of 23 Pages



CUSIP NO. 62886E108                                                        13G

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Global Science & Technology Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 94,050
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 94,050

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    94,050

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [ ]

11. Percent of Class Represented by Amount in Row (9):
    0.1%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2D

                               Page 6 of 23 Pages


CUSIP NO. 62886E108                                                        13G

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Mutual of Canada
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 147,850
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 147,850

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    147,850

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [ ]

11. Percent of Class Represented by Amount in Row (9):
    0.2%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2E

                               Page 7 of 23 Pages


CUSIP NO. 62886E108                                                        13G

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors North American Growth Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 529,500
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 529,500

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    529,500

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [ ]

11. Percent of Class Represented by Amount in Row (9):
    0.5%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2F

                               Page 8 of 23 Pages


CUSIP NO. 62886E108                                                        13G

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Retirement Mutual Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 531,750
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 531,750

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    531,750

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [ ]

11. Percent of Class Represented by Amount in Row (9):
    0.5%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2G

                               Page 9 of 23 Pages


CUSIP NO. 62886E108                                                       13G

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
          Investors Summa Fund
          Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 246,700
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 246,700

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    246,700

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [ ]

11. Percent of Class Represented by Amount in Row (9):
    0.3%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2H

                               Page 10 of 23 Pages


CUSIP NO. 62886E108                                                       13G

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors Special Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 178,600
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 178,600

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    178,600

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [ ]

11. Percent of Class Represented by Amount in Row (9):
    0.2%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2I

                              Page 11 of 23 Pages


CUSIP NO. 62886E108                                                       13G

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors U.S. Growth Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2.  Check the Appropriate Box if a member of a Group (See Instructions)
    (a) [ ]
    (b) [ ]

3.  SEC Use Only

4.  Citizenship or Place of Organization
    Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 1,813,300
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 1,813,300

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    1,813,300

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [ ]

11. Percent of Class Represented by Amount in Row (9):
    1.8%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2J

                              Page 12 of 23 Pages

CUSIP NO. 62886E108                                                         13G

1.  Names of Reporting Person(s).
    I.R.S. Identification No(s). of above person(s) (entities only).
        Investors U.S. Opportunities Fund
        Reporting Person, a non-U.S. entity, has no I.R.S. Identification
        Number.

2. Check the Appropriate Box if a member of a Group (See Instructions)
   (a) [ ]
   (b) [ ]

3. SEC Use Only

4. Citizenship or Place of Organization
   Manitoba, Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 51,000
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 51,000

9.  Aggregate Amount Beneficially Owned by Each Reporting Person
    51,000

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
    [ ]

11. Percent of Class Represented by Amount in Row (9):
    0.1%

12. Type of Reporting Person (See Instructions)
    00 (Open-end mutual fund trust governed by the laws of the Province of Manitoba, Canada)

                                       2K

                              Page 13 of 23 Pages


CUSIP NO. 62886E108                                                        13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
         I.G. Investment Management, Ltd.
         Reporting Person, a non-U.S. entity, has no I.R.S. Identification
         Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [  ]
     (b) [  ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Canada

Number of Shares        5.    Sole Voting Power 0
Beneficially Owned      6.    Shared Voting Power 5,195,250
by Each Reporting       7.    Sole Dispositive Power 0
Person With             8.    Shared Dispositive Power 5,195,250

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     5,195,250

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [ ]

11.  Percent of Class Represented by Amount in Row (9):
     5.2%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Canada Business Corporations Act), IA (Canadian)

                                       2L

                              Page 14 of 23 Pages


CUSIP NO. 62886E108                                                        13G

1.   Names of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
         Investors Group Trust Co. Ltd.
         Reporting Person, a non-U.S. entity, has no I.R.S. Identification
         Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Manitoba, Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 5,195,250
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 5,195,250

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     5,195,250

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [ ]

11.  Percent of Class Represented by Amount in Row (9):
     5.2%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Manitoba Corporations Act)


                                       2M

                              Page 15 of 23 Pages


CUSIP NO. 62886E108                                                        13G

1.   Name of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
         Investors Group Inc.
         Reporting Person, a non-U.S. entity, has no I.R.S. Identification
         Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 5,195,250
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 5,195,250

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     5,195,250

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [ ]

11.  Percent of Class Represented by Amount in Row (9):
     5.2%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Canada Business Corporations Act), HC

                                       2N

                              Page 16 of 23 Pages


 CUSIP NO. 62886E108                                                       13G

1.   Name of Reporting Person(s).
     I.R.S. Identification No(s). of above person(s) (entities only).
         Investors Group Trustco Inc.
         Reporting Person, a non-U.S. entity, has no I.R.S. Identification
         Number.

2.   Check the Appropriate Box if a member of a Group (See Instructions)
     (a) [ ]
     (b) [ ]

3.   SEC Use Only

4.   Citizenship or Place of Organization
     Canada

Number of Shares           5.       Sole Voting Power 0
Beneficially Owned         6.       Shared Voting Power 5,195,250
by Each Reporting          7.       Sole Dispositive Power 0
Person With                8.       Shared Dispositive Power 5,195,250

9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     5,195,250

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
     [ ]

11.  Percent of Class Represented by Amount in Row (9):
     5.2%

12.  Type of Reporting Person (See Instructions)
     CO (Corporation governed by the Canada Business Corporations Act), HC

                                       2O

                            Page 17 of 23 Pages


ITEM 1(a)         NAME OF ISSUER:

     NCR Corporation

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     1700 South Patterson Blvd.
     Dayton, Ohio
     45479

ITEM 2(a)         NAME OF PERSON FILING:

         This joint statement is filed by and on behalf of the following Reporting Persons signing this Schedule 13G and are hereafter referred to as the "Reporting Persons": Investors Group Inc. ("IGI"), Investors Group Trustco Inc. ("Trustco"), Investors Group Trust Co. Ltd. (the "Trustee"), I.G. Investment Management, Ltd. (the "Management Company"), and Investors Global Fund, Investors Canadian Balanced Fund, Investors Canadian Equity Fund, Investors Global Science & Technology Fund, Investors Mutual of Canada, Investors North American Growth Fund, Investors Retirement Mutual Fund, Investors Summa Fund, Investors Special Fund, Investors U.S. Growth Fund and Investors U.S. Opportunities Fund (collectively, the "Funds").

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         All of the Reporting Persons have their principal places of business at:

                           One Canada Centre
                           447 Portage Avenue
                           Winnipeg, Manitoba
                           R3C 3B6

ITEM 2(c)         CITIZENSHIP:

         IGI is a corporation formed under the Canada Business Corporations Act. It is a diversified-financial services holding company.

         Trustco is a corporation formed under the Canada Business Corporations Act. It is a holding company.

         The Management Company is a corporation formed under the Canada Business Corporations Act. It provides management services to the Funds.

         The Trustee is a corporation formed under the Manitoba Corporations Act. It is the trustee for the Unitholders of the Funds and serves as the trustee for other open-end mutual fund trusts organized and affiliated with IGI.

         The Funds are open-end mutual fund trusts of which the Unitholders are beneficiaries established in accordance with a Declaration of Trust under the laws of Manitoba, Canada.

         IGI owns 100% of the issued and outstanding Class A Common Shares of Trustco. Trustco owns 100% of the issued and outstanding Class A Common Shares of the Management Company. Trustco also owns, directly or indirectly, 100% of the issued and outstanding Common Shares of the Trustee. Trustco, the Management Company, the Trustee, and the Funds are all ultimately controlled by IGI through its ownership of 100% of the issued and outstanding Class A Common Shares of Trustco.

                              Page 18 of 23 Pages


         Power Financial Corporation owns 67.4% of the common stock of Investors Group Inc. Power Corporation of Canada, of which Mr. Paul Desmarais controls 67.7% of the voting power, owns 67.5% of the common stock of Power Financial Corporation.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

         The class of equity securities to which this statement on Schedule 13G relates is the Common Stock, par value $.01 per share, of NCR Corporation, a Maryland corporation.

ITEM 2(e)         CUSIP NUMBER:

     62886E108

ITEM 3       IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b),
             OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)  [  ]    Broker or dealer registered under section 15 of the Act (15
             U.S.C. 78o).

(b)  [  ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)  [  ]    Insurance company as defined in section 3(a)(19) of the Act (15
             U.S.C. 78c).

(d)  [  ]    Investment company registered under section 8 of the Investment
             Company Act of 1940 (15 U.S.C 80a-8).

(e)  [  ]    An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)  [  ]    An employee benefit plan or endowment fund in accordance with
             240.13d-1(b)(1)(ii)(F);

(g)  [  ]    A parent holding company or control person in accordance with
             240.13d-1(b)(1)(ii)(G);

(h)  [  ]    A savings association as defined in Section 3(b) of the Federal
             Deposit Insurance Act (12 U.S.C. 1813);

(i)  [  ]    A church plan that is excluded from the definition of an
             investment company under section 3(c)(14) of the Investment
             Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [  ]    Group, in accordance with 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ x ]

ITEM 4            OWNERSHIP.

Incorporated by reference to items (5)-(9) and (11) of the cover page pertaining to each Reporting Person.

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

[  ]

                              Page 19 of 23 Pages



ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10           CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 8, 1999                   INVESTORS GROUP INC.

                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss, as
                                        Attorney-in-Fact for
                                        Hugh Sanford Riley,
                                        President and Chief
                                        Executive Officer of
                                        Investors Group Inc.

June 8, 1999                   INVESTORS GROUP TRUSTCO INC.



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss, as
                                        Attorney-in-Fact for
                                        Richard Elliot Archer,
                                        President of
                                        Investors Group Trustco Inc.

                              Page 20 of 23 Pages



June 8, 1999                   INVESTORS GROUP TRUST CO. LTD.



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss, as
                                        Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President
                                        Investors Group Trust Co. Ltd.

June 8, 1999                   I.G. INVESTMENT MANAGEMENT, LTD.



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss, as
                                        Attorney-in-Fact for
                                        Alexander Scott Penman,
                                        President of
                                        I.G. Investment Management, Ltd.

June 8, 1999                   INVESTORS GLOBAL FUND



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss, as
                                        Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Global Fund


June 8, 1999                   INVESTORS CANADIAN BALANCED FUND



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Canadian Balanced Fund

                              Page 21 of 23 Pages



June 8, 1999                   INVESTORS CANADIAN EQUITY FUND



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Canadian Equity Fund

June 8, 1999                   INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Global Science & Technology Fund

June 8, 1999                   INVESTORS MUTUAL OF CANADA



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Mutual of Canada


June 8, 1999                   INVESTORS NORTH AMERICAN GROWTH FUND



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors North American Growth Fund

                              Page 22 of 23 Pages


June 8, 1999                   INVESTORS RETIREMENT MUTUAL FUND



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Retirement Mutual Fund

June 8, 1999                   INVESTORS SUMMA FUND



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Summa Fund

June 8, 1999                   INVESTORS SPECIAL FUND



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors Special Fund

June 8, 1999                   INVESTORS U.S. GROWTH FUND



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors U.S. Growth Fund

                              Page 23 of 23 Pages

June 8, 1999                   INVESTORS U.S. OPPORTUNITIES FUND



                               By:      /s/ Edwin R. Buss
                                        -------------------------------------
                                        Edwin R. Buss,
                                        as Attorney-in-Fact for
                                        Robert Gibson Darling,
                                        Vice-President of
                                        Investors Group Trust Co. Ltd.,
                                        as Trustee for
                                        Investors U.S. Opportunities Fund

Exhibit A

                             Joint Filing Agreement

                  In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on
Schedule 13G (including amendments thereto) with respect to Common Stock, par value $.01 per share of NCR Corporation, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 8th day of June, 1999.

                            INVESTORS GROUP INC.



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss, as
                                     Attorney-in-Fact for
                                     Hugh Sanford Riley,
                                     President and Chief
                                     Executive Officer of
                                     Investors Group Inc.

                            INVESTORS GROUP TRUSTCO INC.



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss, as
                                     Attorney-in-Fact for
                                     Richard Elliot Archer,
                                     President of
                                     Investors Group Trustco Inc.

                            INVESTORS GROUP TRUST CO. LTD.



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss, as
                                     Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President
                                     Investors Group Trust Co. Ltd.

                            I.G. INVESTMENT MANAGEMENT, LTD.



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss, as
                                     Attorney-in-Fact for
                                     Alexander Scott Penman,
                                     President of
                                     I.G. Investment Management, Ltd.

                            INVESTORS GLOBAL FUND



                            By:     /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss, as
                                     Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors Global Fund


                            INVESTORS CANADIAN BALANCED FUND

                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors Canadian Balanced Fund


                            INVESTORS CANADIAN EQUITY FUND

                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors Canadian Equity Fund

                            INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND

                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors Global Science & Technology Fund

                            INVESTORS MUTUAL OF CANADA



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors Mutual of Canada


                            INVESTORS NORTH AMERICAN GROWTH FUND



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors North American Growth Fund

                            INVESTORS RETIREMENT MUTUAL FUND



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors Retirement Mutual Fund

                            INVESTORS SUMMA FUND



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors Summa Fund

                            INVESTORS SPECIAL FUND



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors Special Fund

                            INVESTORS U.S. GROWTH FUND



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors U.S. Growth Fund

                            INVESTORS U.S. OPPORTUNITIES FUND



                            By:      /s/ Edwin R. Buss
                                     -------------------------------------
                                     Edwin R. Buss,
                                     as Attorney-in-Fact for
                                     Robert Gibson Darling,
                                     Vice-President of
                                     Investors Group Trust Co. Ltd.,
                                     as Trustee for
                                     Investors U.S. Opportunities Fund

Exhibit B

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Hugh Sanford Riley, President and Chief Executive Officer of Investors Group Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                           /s/      Hugh Sanford Riley
                                           -----------------------------------
                                                    Hugh Sanford Riley

                  BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Hugh Sanford Riley, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit C

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Richard Elliot Archer, President of Investors Group Trustco Inc., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Fossen or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trustco Inc. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day of December, 1998.

                                           /s/      Richard Elliot Archer
                                           -----------------------------------
                                                    Richard Elliot Archer

                  BE IT KNOWN, that on this 23rd day of December, 1998, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Richard Elliot Archer, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit D

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Group Trust Co. Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit E

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Alexander Scott Penman, President of I.G. Investment Management, Ltd., have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of I.G. Investment Management, Ltd. any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of March, 1999.

                                           /s/      Alexander Scott Penman
                                           -----------------------------------
                                                    Alexander Scott Penman

                  BE IT KNOWN, that on this 19th day of March, 1999, before me Douglas E. Jones, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Alexander Scott Penman, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Douglas E. Jones
                                           -----------------------------------
                                                    Notary Public

Exhibit F

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Global Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Global Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit G

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Balanced Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Balanced Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit H

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Global Science & Technology Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf Investors Global Science & Technology Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit I

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Mutual of Canada, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Mutual of Canada any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit J

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors North American Growth Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors North American Growth Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit K

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Retirement Mutual Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Retirement Mutual Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit L

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Summa Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Summa Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit M

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Special Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Special Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit N

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors U.S. Growth Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David
M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors U.S. Growth Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit O

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors U.S. Opportunities Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors U.S. Opportunities Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public

Exhibit P

                               Power of Attorney

                  KNOW ALL MEN BY THESE PRESENTS, THAT I, Robert Gibson Darling, Vice-President of Investors Group Trust Co. Ltd., as Trustee for Investors Canadian Equity Fund, have made, constituted and appointed, and by these presents do make, constitute and appoint, Edwin R. Buss, James Lawson or David M. R. Cheop, and any one of them acting separately, my true and lawful attorneys for me and in my name, place and stead solely for the purpose of executing, filing or delivering on behalf of Investors Canadian Equity Fund any and all statements on Schedule 13G under the Securities Exchange Act of 1934, and any amendments thereof and any filing agreement relating thereto, giving and granting unto said attorneys full power and authority to do and perform all and every such act as fully, to all intents and purposes, as I might or could do if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorneys or their substitute shall lawfully do or cause to be done by virtue hereof. This instrument may not be changed orally.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of May, 1999.

                                           /s/      Robert Gibson Darling
                                           -----------------------------------
                                                    Robert Gibson Darling

                  BE IT KNOWN, that on this 14th day of May, 1999, before me Martin Gutnik, a Notary Public in and for the Province of Manitoba, duly commissioned and sworn, personally came and appeared Robert Gibson Darling, to me known, and known to me to be the same person described in and who executed the Power of Attorney, and acknowledged the within Power of Attorney to be his act and deed.

                  IN TESTIMONY WHEREOF, I have hereunto subscribed my name and affixed my seal of office, the day and year last above written.

                                           /s/      Martin Gutnik
                                           -----------------------------------
                                                    Notary Public